UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 22, 2007

JONES APPAREL GROUP, INC.
(Exact Name of registrant as specified in its charter)

Pennsylvania	1-10746	06-0935166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1411 Broadway New York, New York 10018
(Address of principal executive offices)
(212) 642-3860
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On June 22, 2007, Jones Apparel Group, Inc. (“Jones”) announced that it entered into a definitive agreement to sell its wholly owned subsidiary Barneys New York, Inc. ("Barneys") to an affiliate of Istithmar, a Dubai based private equity and alternative investment house, for $825.0 million in cash, subject to certain purchase price adjustments.

Under the terms of the agreement, Jones is permitted to entertain unsolicited proposals from third parties to acquire Barneys.  Any such third party proposal would have to be made by July 22, 2007 and all due diligence and negotiations with a third party would have to be completed by August 11, 2007.  Under the terms of the definitive agreement, Jones remains permitted to entertain proposals from third parties to acquire all of Jones (including Barneys).  In this circumstance, due diligence and negotiations would also have to be completed by August 11, 2007.  In either case Jones would be required to pay a termination fee prior to terminating the agreement.  The termination fee would be $20.6 million if Jones terminates the agreement on or prior to July 22, 2007 and $22.7 million if Jones terminates after July 22, 2007.  The detailed terms and conditions relating to these rights of Jones are contained in the agreement, filed as Exhibit 10.1 to Jones' Form 8-K filed on June 22, 2007.

A copy of the press release announcing the transaction is attached as Exhibit 99.1 to this report.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of the Registrant dated June 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES APPAREL GROUP, INC. (Registrant)

By:	/s/ Ira M. Dansky
Ira M. Dansky
Executive Vice President,
General Counsel and Secretary

Date:  June 25, 2007

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Registrant dated June 22, 2007.